CERTILMAN BALIN ATTORNEYS	90 MERRICK AVENUE EAST MEADOW, NY 11554 PHONE:516.296.7000 FAX: 516.296.7111

FRED S. SKOLNIK
PARTNER
DIRECT DIAL 516.296.7048
fskolnik@certilmanbalin.com

May 12, 2006

DCAP Group, Inc.
1158 Broadway
Hewlett, New York 11557

Re: Registration of 659,100 Common Shares,
par value $.01 per share, under the
Securities Act of 1933, as amended

Gentlemen:

In our capacity as counsel to DCAP Group, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-3 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), covering the resale of up to an aggregate of 659,100 Common Shares, par value $.01 per share, of the Company (the “Shares”) including 97,500 Common Shares underlying warrants held by certain selling securityholders (the “Warrant Shares”), 312,000 Common Shares underlying Series A Preferred Stock held by a certain selling securityholder (the “Conversion Shares”) and 249,600 Common Shares held by certain selling securityholders (the “Outstanding Shares”).

In that connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, each as amended, the Registration Statement, and certain agreements entered into, and warrants issued, by the Company in connection with the issuance of the Shares. We are also familiar with proceedings of the Board of Directors of the Company, relating to the authorization of the issuance of the Shares. We have also examined such other instruments and documents as we deemed relevant under the cir-cumstances.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon and subject to the foregoing, we are of the opinion that the Outstanding Shares are duly and validly authorized and issued, fully paid and non-assessable Common Shares, $.01 par value, of the Company, that the Warrant Shares have been duly and validly authorized and, when issued and fully paid for in accordance with the terms of the respective warrants, shall be duly and validly issued and fully paid and non-assessable Common Shares, $.01 par value, of the Company and that the Conversion Shares have been duly and validly authorized and, when issued in accordance with the terms of the Series A Preferred Stock, shall be duly and validly issued and fully paid and non-assessable Common Shares, $.01 par value, of the Company.

DCAP Group, Inc.
May 12, 2006

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the capital “Legal Matters” in the Prospectus forming a part of the Registration Statement.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

CERTILMAN BALIN ADLER & HYMAN, LLP

By:  /s/ Fred Skolnik
Fred Skolnik, a Member of the Firm